Exhibit 99.1

GMS REPORTS RESULTS FOR SECOND QUARTER 2019

— Second Quarter Net Sales Increased 28.7% to a Record $833.8 Million —

— Second Quarter Net Income Improved by 38.2% to $24.9 Million —

— Second Quarter Adjusted EBITDA Increased by 60.7% to a Record $87.1 Million —

— Announces Authorization of $75 Million Stock Repurchase Program —

Tucker, Georgia, December 4, 2018. GMS Inc. (NYSE:GMS), a leading North American distributor of wallboard and suspended ceilings systems, today reported financial results for the second quarter of fiscal 2019 ended October 31, 2018.

Net sales for the fiscal second quarter ended October 31, 2018 increased 28.7% to a record $833.8 million from $648.0 million for the fiscal second quarter ended October 31, 2017. Reported net income increased to $24.9 million, or $0.58 per diluted share in the fiscal second quarter ended October 31, 2018, compared to $18.0 million, or $0.43 per diluted share in the fiscal second quarter ended October 31, 2017. Adjusted EBITDA for the fiscal second quarter increased to a record $87.1 million from Adjusted EBITDA of $54.2 million for the second quarter of fiscal 2018.

Mike Callahan, President and CEO of GMS, stated, “We delivered a strong fiscal second quarter highlighted by record net sales and adjusted EBITDA. Our organic sales increased 8.7%  year-over-year, reflecting broad-based sales growth across each of our product groups. Adjusted EBITDA increased more than 60%, reflecting contributions from the Titan acquisition, our continued focus on price discipline and our steadfast commitment to operational improvement. Driven by improved profitability, we generated strong free cash flow of $88 million during the second quarter, which allowed us to reduce our net leverage nearly a half turn from 4.2 times to 3.8 times.”

Mr. Callahan continued, “As we look toward the second half of the fiscal year, we remain confident in the health of our end markets and see continued growth opportunities across our product portfolio. We feel very good about our leading North American platform with significant scale advantages and a well-balanced portfolio built for growth and value creation. I am also pleased to announce that our Board of Directors has approved the repurchase of up to $75 million of the Company’s common stock. We plan to opportunistically purchase our common stock while at the same time continue with our stated strategy to use expected operating cash flows to reduce our net leverage to under 3.0 times by the end of fiscal 2020.”

Second Quarter 2019 Results

Net sales for the second quarter of fiscal 2019 ended October 31, 2018 were $833.8 million, compared to $648.0 million for the second quarter of fiscal 2018 ended October 31, 2017.

•                  Wallboard sales of $334.7 million increased 16.0% compared to the second quarter of fiscal 2018, with the positive impact of the June 1st acquisition of Titan and pricing improvement.

•                  Ceilings sales of $118.4 million rose 16.5% compared to the second quarter of fiscal 2018, mainly due to greater commercial activity, pricing improvement and the positive impact of acquisitions.

•                  Steel framing sales of $135.8 million grew 31.5% compared to the second quarter of fiscal 2018, mainly driven by greater commercial activity, pricing improvement and the positive impact of acquisitions.

•                  Other product sales of $245.0 million were up 58.4% compared to the second quarter of fiscal 2018, as a result of the positive impact of the acquisition of Titan and pricing improvement.

Gross profit of $268.2 million grew 26.3% compared to $212.3 million in the second quarter of fiscal 2018, mainly attributable to increased sales from the Titan acquisition. Gross margin decreased by approximately 60 basis points to 32.2% compared to 32.8% in the second quarter of fiscal 2018.

Selling, general and administrative expense as a percentage of net sales, was 22.2% for the quarter compared to 24.7% in the second quarter of fiscal 2018.  Adjusted Selling, general and administrative expense as a percentage of net sales was 21.8% compared to 24.5% in the prior year quarter. 200 basis points of the 270 basis point reduction is the result of increased cost efficiencies, primarily the result of previously announced cost reduction initiatives taken during the fiscal year, as well as contributions from the Titan acquisition. The remaining 70 basis points was the result of the amendment of certain equipment operating leases that are now being accounted for as capital leases. These improvements were partially offset by continuing inflation pressures, primarily in logistics.

Net income of $24.9 million, or $0.58 per diluted share, increased by 38.2% or $6.9 million compared to $18.0 million, or $0.43 per diluted share, in the second quarter of fiscal 2018.  Adjusted net income of $38.3 million, or $0.89 per diluted share, increased 40.4% or $11.0 million, compared to $27.3 million, or $0.65 per diluted share, in the second quarter of fiscal 2018.  Second quarter net income was positively impacted by an increase of $16.4 million in operating income, partially offset by a $11.3 million increase in interest expense related to the June 1, 2018 acquisition of Titan.

Adjusted EBITDA of $87.1 million increased from $54.2 million in the second quarter of fiscal 2018, representing an Adjusted EBITDA margin of 10.5%. This improvement was driven by the contribution of a full quarter of Titan results, benefits from the restructuring actions taken earlier this fiscal year, continued pricing improvement, and favorable lease accounting changes.

Capital Resources

As of October 31, 2018, GMS had cash of $52.9 million and total debt of $1.24 billion, compared to cash of $19.8 million and total debt of $610.5 million, as of October 31, 2017.

Acquisition Activity

On August 7, 2018, the Company acquired Charles G. Hardy, Inc. a leading distributor of interior building products that serves residential and non-residential customers in the Los Angeles market. The acquisition marks GMS’ entry into the Los Angeles area, the second largest metropolitan area nationwide.

Stock Repurchase Program

The Company announced that its Board of Directors has approved on November 30, 2018 the repurchase of up to $75 million of the Company’s common stock.  The repurchases will be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market. The Company has approximately 41.9 million shares of common stock outstanding on a fully diluted basis as of October 31, 2018.

Conference Call and Webcast

GMS will host a conference call and webcast to discuss its results for the fiscal second quarter ended October 31, 2018 and other information related to its business at 8:30 a.m. Eastern Time on December 4, 2018. Investors who wish to participate in the call should dial 877-407-3982 (domestic) or 201-493-6780 (international) at least 5 minutes prior to the start of the call. The live webcast will be available on the Investors section of the Company’s website at www.gms.com. There will be a slide presentation of the results available on that page of the website as well. Replays of the call will be available through January 4, 2019 and can be accessed at 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13682840.

About GMS Inc.

Founded in 1971, GMS operates a network of more than 245 distribution centers across the United States and Canada. GMS’s extensive product offering of wallboard, suspended ceilings systems, or ceilings, and complementary construction products is designed to provide a comprehensive one-stop-shop for our core customer, the interior contractor who installs these products in commercial and residential buildings.

Use of Non-GAAP Financial Measures

GMS reports its financial results in accordance with GAAP. However, it presents Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA and Adjusted EBITDA margin, which are not recognized financial measures under GAAP. GMS believes that Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA and Adjusted EBITDA margin assist investors and analysts in comparing its operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s management believes Adjusted net income, Adjusted SG&A, free cash flow, Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends in its operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which the Company operates and capital investments.  In addition, the Company utilizes Adjusted EBITDA in certain calculations under its senior secured asset based revolving credit facility and its senior secured first lien term loan facility.

You are encouraged to evaluate each adjustment and the reasons GMS considers it appropriate for supplemental analysis. In addition, in evaluating Adjusted net income, Adjusted SG&A and Adjusted EBITDA, you should be aware that in the future, the Company may incur expenses similar to the adjustments in the presentation of Adjusted net income, Adjusted SG&A and Adjusted EBITDA. The Company’s presentation of Adjusted net income, Adjusted SG&A and Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. In addition, Adjusted net income, free cash flow, Adjusted SG&A and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in GMS’s industry or across different industries.  Please see the tables at the end of this release for a reconciliation of Adjusted EBITDA, free cash flow, Adjusted SG&A and Adjusted net income to the most directly comparable GAAP financial measures.

Forward-Looking Statements and Information:

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which GMS  operates, statements about its expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance, statements related to net sales, gross profit and gross margins, as well as non-GAAP financial measures such as Adjusted EBITDA, Adjusted net income and base business growth, statements about growth potential across the Company’s product portfolio and the ability to deliver growth and value creation, demand trends and the anticipated benefits of the Company’s cost reduction and operational improvements plan, including future SG&A savings, and the Titan acquisition, including potential synergies, contained in this press release are forward-looking statements. In addition, forward looking statements may include statements regarding the Company’s expectations concerning management’s plans for execution of a stock repurchase program, including the maximum amount, manner and duration of purchases of the Company’s common stock under its authorized stock repurchase program.  The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the prices, supply, and/or demand for products which GMS distributes; general economic and business conditions in the United States and Canada; the activities of competitors; changes in significant operating expenses; changes in the availability of capital and interest rates; adverse weather patterns or conditions; acts of cyber intrusion; variations in the performance of the financial markets, including the credit markets; the possibility that the expected synergies and cost savings and final impacts from the Titan acquisition will not be realized, or will not be realized within the expected time period; the risk that the GMS and Titan businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships and to accomplish other GMS objectives; the risk of customer attrition; our ability to efficiently manage and control our costs and the success of our previously announced cost reduction plan; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2018, and in its other periodic reports filed with the SEC.  In addition, the statements in this release are made as of December 4, 2018. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to December 4, 2018.

GMS Inc.

Condensed Consolidated Statements of Operations (Unaudited)

Three and Six Months Ended October 31, 2018 and 2017

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2018	2017	2018	2017
Net sales	$833,837	$648,004	$1,611,981	$1,290,161
Cost of sales (exclusive of depreciation and amortization shown separately below)	565,687	435,744	1,099,015	872,797
Gross profit	268,150	212,260	512,966	417,364
Operating expenses:
Selling, general and administrative	185,268	159,898	370,703	315,970
Depreciation and amortization	30,787	16,713	57,109	33,058
Total operating expenses	216,055	176,611	427,812	349,028
Operating income	52,095	35,649	85,154	68,336
Other (expense) income:
Interest expense	(19,182)	(7,917)	(35,370)	(15,417)
Change in fair value of financial instruments	(376)	(238)	(6,395)	(434)
Write-off of debt discount and deferred financing fees	—	—	—	(74)
Other income, net	434	512	1,068	998
Total other expense, net	(19,124)	(7,643)	(40,697)	(14,927)
Income before taxes	32,971	28,006	44,457	53,409
Provision for income taxes	8,059	9,983	10,895	20,043
Net income	$24,912	$18,023	$33,562	$33,366
Weighted average common shares outstanding:
Basic	41,149	41,006	41,121	40,988
Diluted	41,918	42,146	41,996	42,137
Net income per share:
Basic	$0.59	$0.44	$0.80	$0.81
Diluted	$0.58	$0.43	$0.78	$0.79

(1) The following table sets forth the computation of basic and diluted earnings per share of common stock for the three and six months ended October 31, 2018 and 2017:

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2018	2017	2018	2017
	(in thousands, except per share data)
Net income	$24,912	$18,023	$33,562	$33,366
Less: Net income allocated to participating securities	665	—	751	—
Net income attributable to common stockholders	$24,247	$18,023	$32,811	$33,366
Basic earnings per common share:
Basic weighted average common shares outstanding	41,149	41,006	41,121	40,988
Basic earnings per common share	$0.59	$0.44	$0.80	$0.81
Diluted earnings per common share:
Basic weighted average common shares outstanding	41,149	41,006	41,121	40,988
Add: Common Stock Equivalents	769	1,140	875	1,149
Diluted weighted average common shares outstanding	41,918	42,146	41,996	42,137
Diluted earnings per common share	$0.58	$0.43	$0.78	$0.79

GMS Inc.

Condensed Consolidated Balance Sheets (Unaudited)

October 31, 2018 and April 30, 2018

(in thousands, except per share data)

	October 31,	April 30,
	2018	2018
Assets
Current assets:
Cash and cash equivalents	$52,878	$36,437
Trade accounts and notes receivable, net of allowances of $8,016 and $9,633, respectively	479,327	346,450
Inventories, net	300,737	239,223
Prepaid expenses and other current assets	15,964	11,726
Total current assets	848,906	633,836
Property and equipment, net of accumulated depreciation of $103,426 and $85,761, respectively	277,626	163,582
Goodwill	622,732	427,645
Intangible assets, net	473,686	222,682
Other assets	13,302	6,766
Total assets	$2,236,252	$1,454,511
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$157,181	$116,168
Accrued compensation and employee benefits	46,744	56,323
Other accrued expenses and current liabilities	66,727	45,146
Current portion of long-term debt	37,725	16,284
Total current liabilities	308,377	233,921
Non-current liabilities:
Long-term debt, less current portion	1,207,503	579,602
Deferred income taxes, net	19,933	10,742
Other liabilities	47,615	35,088
Liabilities to noncontrolling interest holders, less current portion	11,566	15,707
Total liabilities	1,594,994	875,060
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01 per share, 500,000 shares authorized; 41,157 and 41,069 shares issued and outstanding as of October 31, 2018 and April 30, 2018, respectively	412	411
Preferred stock, par value $0.01 per share, 50,000 shares authorized; 0 shares issued and outstanding as of October 31, 2018 and April 30, 2018	—	—
Exchangeable shares	33,194	—
Additional paid-in capital	492,260	489,007
Retained earnings	123,154	89,592
Accumulated other comprehensive income (loss)	(7,762)	441
Total stockholders’ equity	641,258	579,451
Total liabilities and stockholders’ equity	$2,236,252	$1,454,511

GMS Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

Six Months Ended October 31, 2018 and 2017

(in thousands)

	Six Months Ended
	October 31,
	2018	2017
Cash flows from operating activities:
Net income	$33,562	$33,366
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,109	33,058
Write-off and amortization of debt discount and debt issuance costs	1,665	1,412
Provision for losses on accounts and notes receivable	81	873
Provision for obsolescence of inventory	229	483
Effects of fair value adjustments to inventory	4,129	187
Increase in fair value of contingent consideration	460	—
Equity-based compensation	3,204	3,019
Gain on sale and disposal of assets	(295)	(598)
Change in fair value of financial instruments	6,395	434
Changes in assets and liabilities net of effects of acquisitions:
Trade accounts and notes receivable	(45,355)	(21,837)
Inventories	(4,553)	(7,553)
Prepaid expenses and other assets	(342)	(5,805)
Accounts payable	9,516	14,590
Accrued compensation and employee benefits	(9,550)	(16,352)
Derivative liability	(10,778)	—
Other accrued expenses and liabilities	5,325	2,170
Deferred income taxes	(5,145)	(5,437)
Cash provided by operating activities	45,657	32,010
Cash flows from investing activities:
Purchases of property and equipment	(9,156)	(8,442)
Proceeds from sale of assets	638	1,928
Acquisition of businesses, net of cash acquired	(578,917)	(18,375)
Cash used in investing activities	(587,435)	(24,889)
Cash flows from financing activities:
Repayments on the revolving credit facility	(469,647)	(443,920)
Borrowings from the revolving credit facility	623,117	352,567
Payments of principal on long-term debt	(4,984)	(2,888)
Payments of principal on capital lease obligations	(8,820)	(2,936)
Borrowings from term loan	996,840	577,616
Repayments of term loan	(571,840)	(477,616)
Debt issuance costs	(7,933)	(3,283)
Proceeds from exercises of stock options	973	—
Other financing activities	873	(1,441)
Cash provided by (used in) financing activities	558,579	(1,901)
Effect of exchange rates on cash and cash equivalents	(360)	—
Increase in cash and cash equivalents	16,441	5,220
Cash and cash equivalents, beginning of period	36,437	14,561
Cash and cash equivalents, end of period	$52,878	$19,781
Supplemental cash flow disclosures:
Cash paid for income taxes	$10,469	$28,455
Cash paid for interest	30,966	14,104
Supplemental schedule of noncash activities:
Assets acquired under capital lease	$91,005	$6,378
Issuance of installment notes associated with equity-based compensation liability awards	4,001	11,898

GMS Inc.

Net Sales by Product Group (Unaudited)

Three and Six Months Ended October 31, 2018 and 2017

(dollars in thousands)

	Three Months Ended				Six Months Ended
	October 31,	% of	October 31,	% of	October 31,	% of	October 31,	% of
	2018	Total	2017	Total	2018	Total	2017	Total
	(dollars in thousands)
Wallboard	$334,688	40.1%	$288,498	44.5%	$652,423	40.5%	$573,155	44.4%
Ceilings	118,376	14.2%	101,646	15.7%	234,231	14.5%	201,356	15.6%
Steel framing	135,760	16.3%	103,203	15.9%	264,872	16.4%	207,854	16.1%
Other products	245,013	29.4%	154,657	23.9%	460,455	28.6%	307,796	23.9%
Total net sales	$833,837		$648,004		$1,611,981		$1,290,161

GMS Inc.

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

Three and Six Months Ended October 31, 2018 and 2017

(in thousands)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2018	2017	2018	2017

Net income	$24,912	$18,023	$33,562	$33,366
Interest expense	19,182	7,917	35,370	15,417
Write-off of debt discount and deferred financing fees	—	—	—	74
Interest income	203	(26)	(33)	(49)
Provision for income taxes	8,059	9,983	10,895	20,043
Depreciation expense	11,538	6,023	22,148	12,013
Amortization expense	19,249	10,690	34,961	21,045
EBITDA	$83,143	$52,610	$136,903	$101,909
Stock appreciation expense (a)	649	642	983	1,232
Redeemable noncontrolling interests(b)	282	164	813	1,030
Equity-based compensation(c)	1,094	375	1,498	847
Severance and other permitted costs(d)	882	113	5,718	317
Transaction costs (acquisitions and other)(e)	841	88	5,594	246
Gain on disposal of assets	(173)	(207)	(294)	(597)
Effects of fair value adjustments to inventory(f)	—	187	4,129	187
Change in fair value of financial instruments(g)	376	238	6,395	434
Secondary public offering costs(h)	—	—	—	631
Debt transaction costs(i)	51	35	678	758
EBITDA add-backs	4,002	1,635	25,514	5,085
Adjusted EBITDA	$87,145	$54,245	$162,417	$106,994
Adjusted EBITDA margin	10.5%	8.4%	10.1%	8.3%

(a)                                 Represents non-cash compensation expenses related to stock appreciation rights agreements.

(b)                                 Represents non-cash compensation expense related to changes in the redemption values of noncontrolling interests.

(c)                                  Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(d)                                 Represents severance expenses and other costs permitted in calculations under the ABL Facility and the First Lien Facility.

(e)                                  Represents one-time costs related to our IPO and acquisitions paid to third party advisors.

(f)                                   Represents the non-cash cost of sales impact of purchase accounting adjustments to increase inventory to its estimated fair value.

(g)                                  Represents the mark-to-market adjustments for derivative financial instruments.

(h)                                 Represents one-time costs related to our secondary offering paid to third party advisors.

(i)                                     Represents expenses paid to third party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

Three and Six Months Ended October 31, 2018 and 2017

(in thousands)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2018	2017	2018	2017

Cash provided by operating activities	$93,481	$23,485	$45,657	$32,010
Purchases of property and equipment	(5,363)	(2,931)	(9,156)	(8,442)
Free cash flow(a)	$88,118	$20,554	$36,501	$23,568

(a)           Free cash flow is a non-GAAP financial measure defined as net cash provided by operations less capital expenditures.

GMS Inc.

Reconciliation of Selling, General and Administrative Expense to Adjusted SG&A (Unaudited)

Three and Six Months Ended October 31, 2018 and 2017

(in thousands)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2018	2017	2018	2017

Selling, general and administrative expense	$185,268	$159,898	$370,703	$315,970

Adjustments
Stock appreciation expense (b)	(649)	(642)	(983)	(1,232)
Redeemable noncontrolling interests(c)	(282)	(164)	(813)	(1,030)
Equity-based compensation(d)	(1,094)	(375)	(1,498)	(847)
Severance and other permitted costs(e)	(882)	(113)	(5,718)	(317)
Transaction costs (acquisitions and other)(f)	(841)	(88)	(5,594)	(246)
Gain on disposal of assets	173	207	294	597
Secondary public offering costs(g)	—	—	—	(631)
Debt transaction costs(h)	(51)	(35)	(678)	(758)
Adjusted SG&A	$181,642	$158,688	$355,713	$311,506
Adjusted SG&A margin	21.8%	24.5%	22.1%	24.1%

(b)           Represents non-cash compensation expenses related to stock appreciation rights agreements.

(c)           Represents non-cash compensation expense related to changes in the redemption values of noncontrolling interests.

(d)           Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(e)           Represents severance expenses and other costs permitted in calculations under the ABL Facility and the First Lien Facility.

(f)            Represents one-time costs related to our IPO and acquisitions paid to third party advisors.

(g)           Represents one-time costs related to our secondary offering paid to third party advisors.

(h)           Represents expenses paid to third party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Income Before Taxes to Adjusted Net Income (Unaudited)

Three and Six Months Ended October 31, 2018 and 2017

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2018	2017	2018	2017
Income before taxes	$32,971	$28,006	$44,457	$53,409
EBITDA add-backs	4,002	1,635	25,514	5,088
Write-off of debt discount and deferred financing fees	—	—	—	74
Purchase accounting depreciation and amortization (1)	12,399	5,521	24,854	10,545
Adjusted pre-tax income	49,372	35,162	94,825	69,116
Adjusted income tax expense	11,109	7,911	21,336	15,551
Adjusted net income	$38,263	$27,251	$73,489	$53,565
Effective tax rate (2)	22.5%	22.5%	22.5%	22.5%

Weighted average shares outstanding:
Basic	41,149	41,006	41,121	40,988
Diluted (3)	43,047	42,146	43,125	42,137
Adjusted net income per share:
Basic	$0.93	$0.66	$1.79	$1.31
Diluted	$0.89	$0.65	$1.70	$1.27

(1)   Depreciation and amortization from the increase in value of certain long-term assets associated with the April 1, 2014 acquisition of the predecessor company and the acquisition of Titan. Full year projected amount for FY19 is $49.7 million.

(2)   Normalized cash tax rate determined based on our estimated taxes for fiscal 2019 excluding the impact of purchase accounting and certain other deferred tax accounts. Fiscal Q2 2018 normalized cash tax rate updated to reflect this rate.

(3)   Includes the effect of 1.1 million shares of equity issued in connection with the acquisition of Titan that are exchangeable for the Company’s common stock.

Contact Information:

Investor Relations:

ir@gms.com

678-353-2883

Media Relations:

marketing@gms.com

770-723-3378